EXHIBIT 99.1

Encore Acquisition Company Reports First Quarter 2004 Financial and Operating Results

FORT WORTH, Texas, April 30, 2004 (Business Wire) — Encore Acquisition Company (NYSE:EAC) today reported net income of $16.9 million, or $0.55 per diluted share, in the first three months of 2004. This compares to first quarter 2003 net income of $18.0 million, or $0.59 per diluted share. The first quarter of 2003 includes a one-time $0.9 million gain related to a cumulative effect of accounting change and a $0.8 million net of tax derivative fair value gain.

The Company increased first quarter 2004 daily production volumes to 22,322 BOE as compared to 22,088 BOE per day reported in the first quarter of 2003. During the current quarter, oil production averaged 17,699 Bbls per day and natural gas production averaged 27,741 Mcf per day. Natural gas production volumes in the current quarter reflect an increase of 29% over the level reported in the first quarter of 2003 as a result of the Company’s acquisition of assets in Elm Grove Field that closed in the second half of 2003.

The Company reported record oil and natural gas revenues of $59.3 million for the first quarter of 2004. This represents a 6% increase over the $55.8 million of oil and natural gas revenues reported for the first quarter of 2003. Strong commodity prices coupled with more favorable oil and natural gas hedging positions resulted in higher average realized prices of $29.03 per Bbl and $4.96 per Mcf during the quarter ended March 31, 2004 when compared to the average prices of $27.87 per Bbl and $4.84 per Mcf realized in the first quarter of 2003. The Company’s current oil hedging positions allowed the realization of 90% of the $1.29 increase in the average NYMEX oil price from the first quarter of 2003 to the first quarter of 2004. Additionally, the Company’s current natural gas hedging positions allowed the realization of a higher natural gas price in the first quarter of 2004 as compared to the first quarter of 2003, despite a $0.19 per Mcf drop in the average NYMEX natural gas price over the same period.

“Our first quarter results are exciting as we look forward to an excellent year in 2004,” stated Jonny Brumley, President. “In addition to the outstanding first quarter financial and operating results, we are pleased to have announced the acquisitions of Cortez and the properties in the Overton Field. We completed the offering of $150.0 million of 10-year notes at the rate of 6.25%, and are ready to begin exploiting these properties, and to continue to implement the HPAI program at CCA. Our strong balance sheet and extensive development inventory should continue to fuel growth for years to come.”

Lease operations expense increased as projected from the $4.50 per BOE reported in the first quarter of 2003 to $5.04 per BOE in the first quarter of 2004. The increase reflects the effect of production declines on the Company’s Lodgepole properties, which have low per BOE operating costs as compared to the average per BOE costs of the Company’s other properties. G&A expense decreased 11% on a per BOE basis in the first quarter of 2004 as compared to the same period in 2003 reflecting the non-recurring consulting expenses incurred in the first quarter of 2003. DD&A expense per BOE of $4.56 for the first three months of 2004 increased, as expected, from the $3.92 per BOE recorded in the first three months of 2003 resulting from higher than historical finding, development, and acquisition costs in 2003.

Encore invested $29.1 million in development projects during the first quarter of 2004, $7.7 million of which was invested in the Company’s high-pressure air injection (“HPAI”) tertiary recovery projects in the Little Beaver Unit and the Pennel Unit of the Cedar Creek Anticline (“CCA”). This capital investment yielded 16 (15.4 net) new operated vertical producing wells, as well as 18 (17.2 net) operated horizontal re-entry wells and 3 (2.9 net) operated service/injection wells. Additionally, the Company participated in the drilling of 9 (1.2 net) non-operated vertical producing wells. The Company is currently investing capital in a six-rig conventional drilling program on its operated properties with five rigs drilling in the Cedar Creek Anticline and one in the Permian Basin. Also, the Company is participating in a two-rig conventional drilling program on its non-operated Elm Grove properties.

The Company funded the entire $30.2 million of acquisition and development capital investments made in the first quarter of 2004 using the $31.1 million of operating cash flows it generated during the quarter. Long-term debt at March 31, 2004 remained at $179.0 million, the same level as at December 31, 2003.

Recent Acquisitions:

As previously announced, on April 14, 2004 the Company closed its acquisition of Cortez Oil & Gas, Inc. The Cortez acquisition has significant development potential and the acquisition should be immediately accretive to the Company’s net income, net income per share, and operating cash flows. The Company invested $123 million in the Cortez acquisition and financed it with the concurrent $150 million note offering.

This week the Company announced signing an agreement to acquire natural gas properties located in the Overton Field in Smith County, Texas for $82 million. The acquisition will initiate significant drilling opportunities. The acquisition will be financed with bank debt and will probably close early in the third quarter.

Outlook for Second Quarter:

Production in the second quarter is expected to increase to approximately 24,350 BOE per day. This reflects the addition of 2,600 BOE per day related to the Cortez acquisition and the reduction of 600 BOE per day in our base volumes as a result of planned conversions of oil producing wells to water injection and air injection wells in the Pennel Unit and the Little Beaver Unit.

For the second quarter of 2004, the Company expects lease operations expense to be approximately $5.21 per BOE, general and administrative expense to be approximately $1.05 per BOE and DD&A expense to be approximately $5.20 per BOE. The Company anticipates an effective tax rate of approximately 38%, with 85% deferred.

Encore’s Board of Directors recently approved a revised 2004 development capital budget of $174 million to reflect the acquisitions of Cortez and the Overton Field properties. The Company expects to raise its investment budget for development projects about 27% to $37.0 million during the second quarter. The increase is in the operated and non-operated drilling programs currently underway and in its HPAI tertiary recovery projects in the CCA.

Conference Call:

Encore will host a conference call and simultaneous webcast at 9 AM CDT on May 3, 2004. The conference call can be accessed by dialing 877-356-9552 and supplying the title “Encore Acquisition Company Conference Call” and the webcast can be accessed via www.encoreacq.com. A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 6292595. The replay will be available through May 10, 2004. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Salt Basin of Louisiana and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.

Cautionary Statements:

This press release includes forward-looking statements, which give our current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected production; the effect of the Cortez acquisition on future earnings, cash flows and production; opportunities related to the pending acquisition of natural gas properties in the Overton Field, as well as the expected source of financing for, and closing of, the acquisition; changes in the Company’s investment budget; future growth; projected lease operations, general and administrative, and DD&A expense; expected capital expenditures and the focus of the Company’s capital program; projected borrowings under the Company’s revolving credit facility; our effective tax rate; and the percentage of tax deferred. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations; inaccuracies in the assessment of reserves or daily or annual production with respect to acquisitions; inaccuracies in our assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense related to acquisitions; the amount, nature, and timing of capital expenditures and the drilling of wells; the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses; marketing of oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
	(unaudited)
Consolidated Statements of Operations Data:
Revenues
Oil	$46,764	$46,432
Natural gas	12,527	9,355

Total revenues	59,291	55,787

Operating expenses:
Lease operations expense	10,242	8,953
Production, ad valorem and severance taxes	5,839	6,169
G&A (excluding non-cash stock based comp)	2,228	2,450
Non-cash stock based compensation	310	145
Depletion, depreciation, and amortization	9,263	7,783
Derivative fair value (gain) loss	158	(1,260)
Other operating	1,002	170

Total operating expenses	29,042	24,410

Operating income	30,249	31,377
Interest and other	(3,855)	(4,124)

Income before income taxes and cumulative effect of accounting change	26,394	27,253
Current income tax provision	(1,085)	(767)
Deferred income tax provision	(8,407)	(9,371)

Income before cumulative effect of accounting change	16,902	17,115
Cumulative effect of accounting change, net of taxes	—	863

Net income	$16,902	$17,978

Income before cumulative effect of accounting change per common share:
Basic	$0.56	$0.57
Diluted	0.55	0.57
Net income per common share:
Basic	$0.56	$0.60
Diluted	0.55	0.59
Weighted average number of common shares outstanding:
Basic	30,179	30,037
Diluted	30,567	30,221

Condensed Consolidated Statements of Cash Flows:
Operating activities
Net income	$16,902	$17,978
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	20,277	17,838
Changes in operating assets and liabilities	(6,106)	(10,108)

Net cash provided by operating activities	31,073	25,708

Net cash used in investing activities	(31,012)	(23,132)
Financing activities
Net payments on long-term debt	—	(8,000)
Other	237	733

Net cash provided by (used in) financing activities	237	(7,267)

Increase (decrease) in cash and cash equivalents	298	(4,691)
Cash and cash equivalents, beginning of period	431	13,057

Cash and cash equivalents, end of period	$729	$8,366

	March 31,	December 31,
	2004	2003
	(unaudited)
Condensed Consolidated Balance Sheets:
Total assets	$702,056	$672,138

Liabilities	$153,666	$134,163
Long-term debt	179,000	179,000
Stockholders’ equity	369,390	358,975

Total liabilities and stockholders’ equity	$702,056	$672,138

Working capital (a)	$(777)	$(52)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended
	March 31,
	2004	2003
	(unaudited)
Selected Financial Data:
Production volumes:
Oil (MBbls)	1,611	1,666
Natural gas (MMcf)	2,524	1,933
Combined (MBOE)	2,031	1,988
Daily production volumes:
Oil (Bbls/d)	17,699	18,509
Natural gas (Mcf/d)	27,741	21,475
Combined (BOE/d)	22,322	22,088
Average prices:
Oil (per Bbl)	$29.03	$27.87
Natural gas (per Mcf)	4.96	4.84
Combined (per BOE)	29.19	28.06
Average costs per BOE
Lease operations expense	$5.04	$4.50
Production, ad valorem, and severance taxes	2.87	3.10
G&A (excluding non-cash stock based compensation)	1.10	1.23
DD&A	4.56	3.92

Derivative Summary as of March 31, 2004:

Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
April — June 2004	17,000	$23.16	7,000	$29.06	500	$26.48
July — Dec 2004	18,000	24.33	6,000	29.37	500	26.48
Jan — June 2005	6,500	25.69	3,500	31.89	1,000	25.12
July — Dec 2005	5,500	25.82	2,500	31.07	1,000	25.12
Jan — Dec 2006	1,000	27.50	1,000	29.88	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
April — June 2004	20,000	$4.07	7,500	$6.02	5,000	$5.008
July — Dec 2004	20,000	4.07	7,500	6.02	10,000	5.285
Jan — Dec 2005	5,000	5.05	5,000	5.97	5,000	4.628
Jan — Dec 2006	5,000	4.85	5,000	5.68	—	—

Note: Average hedging prices in above tables exclude the effect of certain basis swap contracts not designated as hedges for accounting purposes.

Interest Rate Swap

Expiration	Notional	Encore Pays	Encore Receives
June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%